Exhibit 99.1

Century Next Financial Corporation Reports First Quarter Results

RUSTON, La., May 4, 2012 (GlobeNewswire) - Century Next Financial Corporation (OTCBB: CTUY), the holding company of Bank of Ruston with $109.1 million in assets, today announced financial results for the first quarter ended March 31, 2012.

Financial Performance

In the first quarter of 2012, Century Next Financial Corporation (the “Company”) had net income after tax of $159,000 compared to net income of $130,000 for the first quarter of 2011, an increase of $29,000 or 22.3%.  Earnings per share (EPS) for the first quarter of 2012 were $0.16 per basic and diluted share compared to $0.13 per basic and diluted share reported in the first quarter  of 2011.

Balance Sheet Growth

Overall, total assets increased by $1.7 million or 1.6% to $109.1 million at March 31, 2012 compared to $107.4 million at December 31, 2011.  The increase in assets was primarily a result of an increase in cash and cash equivalents of $2.5 million partially offset by a decrease in debt securities of $204,000 and a decrease in net loans of $673,000.

Cash and cash equivalents increased $2.5 million or 47.7% to $7.7 million at March 31, 2012 compared to $5.2 million at December 31, 2011 primarily from growth in customer deposits.

Total debt securities decreased from $7.1 million at December 31, 2011 to $6.9 million at March 31, 2012.  The net decrease of $204,000 or 2.9% was the result of scheduled payments and other paydowns for the three-month period ended March 31, 2012.

Total loans, net of deferred fees and allowance for loan losses, decreased over the three-month period ended March 31, 2012 by $673,000 or 0.8% compared to December 31, 2011.  Total net loans at March 31, 2012 were $85.9 million compared to $86.6 million at December 31, 2011.  Loans secured by 1-4 family residential properties decreased $1.6 million, which includes $1.4 million of loans held for sale, home equity lines of credit decreased $374,000, commercial loans, not secured by real estate, decreased $783,000, and consumer loans, not secured by real estate decreased by $232,000.  This was partially offset by an aggregate increase of $2.3 million during the three-month period in other loans secured by real estate consisting of an increase in commercial of $398,000, multi-family of $361,000, land of $551,000, and residential construction of $1.0 million.

Total deposits at March 31, 2012 were up $3.7 million or 4.4% to $87.6 million compared to $83.9 million at December 31, 2011.  The net increase consisted of a $1.2 million increase in noninterest-bearing demand deposits,  a $1.0 million increase in interest-bearing demand deposits, a $294,000 increase in money market deposits, an $840,000 increase in savings deposits, and a $322,000 increase in time deposits.

Total borrowings, primarily consisting of Federal Home Loan Bank advances, decreased to $1.7 million at March 31, 2012 from $3.9 million at December 31, 2011, a decrease of $2.2 million or 55.7%.

Total Stockholders’ Equity increased by $10,000 or 0.1% to $18.77 million at March 31, 2012 compared to $18.76 million at December 31, 2011.  The increase for the three-month period primarily resulted from net income of $159,000, an increase in additional paid in capital of $59,000 from equity compensation, and the release of shares for the employee stock ownership plan of $8,000, offset by decreases in accumulated other comprehensive income of $3,000, and $213,000 from the purchase of common stock shares for the recognition and retention plan.

Income Statement

Net income for the quarter ended March 31, 2012 increased $29,000 or 22.3% primarily due to an increase in net interest income of $157,000 or 15.8% from $994,000 for the first quarter of 2011 to $1.15 million for the first quarter of 2012.  The increase was due to an increase in total interest income, primarily from loans, of $136,000 and a decrease in total interest expense, primarily on deposits, of $21,000.

For the first quarter of 2012, the provision for loan losses was $30,000 compared to no provision expense in the first quarter of 2011.  The increase in loan loss provision was primarily due to a more conservative approach in assumptions for economic conditions, credit quality trends, and other qualitative factors.

Non-interest income was $246,000 for the first quarter of 2012 compared to $177,000 for the same period in 2011, an increase of $69,000 or 39.0%.  The increase was primarily due to an increase in loan servicing fees of $33,000, sevice charges on deposits of $13,000, gain on sale of loans of $10,000, and a net increase in other non-interest income items of $13,000.

Non-interest expense for the first quarter of 2012 was $1.15 million compared to $962,000 in the first quarter of 2011, an increase of $189,000 or 19.6%.  The net increase was due primarily to the increase in salaries and employee benefits of $136,000 due to new staff additions and equity compensation expense, an increase of occupancy and equipment expense of $35,000, an increase in directors expense of $24,000 offset by a net decrease of all other non-interest expense items combined of $6,000.

Asset Quality

“Classified loans” are the loans and other credit facilities that we consider to be of the greatest risk to us and, therefore, they receive the highest level of attention by our account officers and senior credit management.  Classified loans include both performing and nonperforming loans. During the first quarter of 2012, the Company continued to closely monitor all of its more significant loans, including all loans previously classified.

At March 31, 2012, the Company had $740,000 in classified loans compared to $831,000 at December 31, 2011.  Of these loans, at March 31, 2012, $662,000 were accruing loans and $78,000 were nonaccruing loans.  Total loans included in classified loans at March 31, 2012 that were evaluated for impairment was $78,000 compared to $15,000 evaluated for impairment and included in classified loans at December 31, 2011.  A loan “impairment” is a classification required under generally accepted accounting principles when it is considered probable that we may be unable to collect all amounts due according to the contractual terms of our loan agreement.  Non-performing loans include loans past due 90 days or more that are still accruing interest and nonaccrual loans.  At March 31, 2012, we had $78,000 in non-performing loans.  This compares to $460,000 in non-performing loans at December 31, 2011.  Non-performing loans as a percentage of total loans at March 31, 2012 were 0.09% as compared to 0.53% at December 31, 2011.  Total foreclosed assets at March 31, 2012 and December 31, 2011 were $9,000.

The Company recovered $12,000 of loan balances previously charged off in prior years during the quarter ended March 31, 2012 and had no charge offs of loan balances for the three months ended March 31, 2012 or 2011.

The adequacy of the allowance for loan losses is determined by management based upon an analysis of a number of recognized factors such as historical losses, industry default rates, peer group comparisons, loan quality classifications, and various economic indicators as well as the views of the Company’s banking regulators.  The allowance for loan losses is routinely reported to the Board of Directors and is subject to review by our external auditors and regulatory examiners.

Capital

Total stockholders’ equity at March 31, 2012 was $18.77 million compared to $18.76 million at December 31, 2011. Capital ratios for the Company’s only subsidiary, Bank of Ruston (the “Bank”), remain above the “well-capitalized” guidelines established by bank regulatory agencies.  In order to be well capitalized under applicable regulatory guidelines, the Bank must maintain a Tier I Leverage Ratio of at least 5%, a Tier I Capital to Risk-Weighted Asset Ratio of 6% and a Total Risk-Based Capital to Risk-Weighted Asset Ratio of 10%.  At March 31, 2012, the Bank’s respective ratios were a Tier I Leverage Ratio of 14.18%, Tier I Capital to Risk-Weighted Assets of 17.7%, and a Total Risk-Based Capital Ratio of 17.66%.

Additional Information

Century Next Financial Corporation is the holding company for Bank of Ruston (the “Bank”) which conducts business from its main office and full-service branch office, located in Ruston, Louisiana.  The Company was formed in 2010 and is subject to the regulatory oversight of the Board of Governors of the Federal Reserve System. The Bank is a wholly-owned subsidiary and is an insured federally-chartered stock savings association subject to the regulatory oversight of the Office of the Comptroller of the Currency. The Bank was established in 1905 and is headquartered in Ruston, Louisiana. The Bank is a full-service bank with two banking offices in Ruston. The Bank emphasizes professional and personal banking service directed primarily to small and medium-sized businesses, professionals, and individuals. The Bank provides a full range of banking services including its primary business of real estate lending to residential and commercial customers.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  We undertake no obligation to update any forward-looking statements.

Century Next Financial Corporation and Subsidiary
Condensed Consolidated Balance Sheets (unaudited)

(In thousands, except per share data)

	March 31, 2012	December 31, 2011

ASSETS

Cash and cash equivalents	$7,682	$5,200
Investment securities	7,467	7,671
Loans, net	85,913	86,586
Other assets	8,038	7,961
TOTAL ASSETS	$109,100	$107,418
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$87,639	$83,939
Short-term borrowings (FHLB advances and resale agreements)	1,350	3,502
Long-term borrowings (FHLB advances)	369	381
Other liabilities	970	834
Total Liabilities	90,328	88,656
Stockholders' equity	18,772	18,762

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$109,100	$107,418
Book Value per share	$17.74	$17.73

Century Next Financial Corporation and Subsidiary
Consolidated Statements of Income (unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011

Interest Income	$1,330	$1,194
Interest Expense	179	200

Net Interest Income	1,151	994
Provision for Loan Losses	30	0

Net interest income after provision for loan losses	1,121	994
Noninterest Income	246	177
Noninterest Expense	1,151	962

Income Before Taxes	216	209
Provision For Income Taxes	57	79

NET INCOME	$159	$130

EARNINGS PER SHARE
Basic	$0.16	$0.13
Diluted	$0.16	$0.13

CONTACT:	Benjamin L. Denny,
Chief Executive Officer or
Mark A. Taylor,
CPA, Senior Vice President & Chief Financial Officer
(318) 255-3733

Company Website: www.bankruston.com